Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of November 8, 2004 (this "Agreement"), is made by and between ASPEN SURGICAL PRODUCTS, INC., a Michigan corporation ("Buyer"), and STERION INCORPORATED, a Minnesota corporation ("Seller").  Certain definitions of terms used in this Agreement are contained in Section 9.1.

RECITALS

Seller manufactures and sells (i) disposable products (including, without limitation, Seller's "Bellingham" private label business, adhesive wound closures, operating room disposables (vessel loops), instrument protection, identification and cleaning products, and specialty adhesive products) and (ii) closed wound drainage system (Surgidyne) products (such products, and the business of manufacturing and selling the products, are referred to as the "Business").  Seller currently operates the Business primarily at its Ham Lake, Minnesota facility (the "Facility").  Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets used in the Business (excluding, however, the Facility, the fixtures thereon and the other assets identified herein as "Excluded Assets") on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1  Agreement to Purchase and Sell Assets

(a)

On the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, all of the following assets and properties, to the extent they are owned by Seller and are used primarily in or relate exclusively to the Business (such listed assets and property, collectively, the "Purchased Assets"):

(i)

Accounts Receivable, Prepaid Expenses and Deposits.  All of Seller's accounts receivable, prepaid expenses and advance payments made by, or on behalf of, Seller, a true and accurate list of which as of the day before the Closing Date, shall be delivered by Seller to Buyer at Closing.

(ii)

Supplies.  All supplies on hand.

(iii)

Contracts.  Subject to obtaining any necessary third-party consents, all of Seller's right, title, benefit, and interest in and to all Assumed Contracts (as defined in Section 1.1(b)(i)), and any customer, security, or similar deposits relating to those commitments.

(iv)

Intellectual Property.  All of Seller' right, title, benefit, and interest in and to the Seller IP Rights (as defined in Section 3.12) listed on Exhibit 1.1(a)(iv).

(v)

Records.  Copies of all records, customer and supplier lists, payroll and personnel records, product information, product drawings, production documentation, material specifications, bill of materials, estimating templates, equipment lists, formulae, specifications, drawings, plans, reports, data, notes, correspondence, contracts, labels, catalogs, brochures, art work, photographs, advertising materials, marketing and production literature, files, and other records and documents in Seller's possession, including Seller's books of account, ledgers, and other financial records (collectively, the "Business Information"); provided that Seller may retain any originals of the Business Information.

(vi)

Furniture and Equipment.  All of Seller's furniture, equipment, and other personal property including, without limitation, those relating exclusively to the Business and listed on Exhibit 1.1(a)(vi).

(vii)

Permits and Licenses.  To the extent transferable and subject to obtaining any necessary third-party consents, all permits, licenses, orders, franchises, and approvals.

(viii)

Inventories.  All inventory of Seller, including, without limitation, raw materials, work-in-process, finished goods, merchandise for resale and spare parts (collectively, the "Inventory"), a true and accurate list of which, as of the day before the Closing Date, shall be delivered by Seller to Buyer at Closing.

(ix)

Intangible Property Rights.  All of Seller's choses in action, claims, causes, or rights of action and intangible property rights, including, without limitation, customer lists, supplier lists, mailing lists, rights arising under any manufacturer warranties related to the Purchased Assets and, to the extent transferable, restrictive covenants, confidentiality obligations, and similar obligations of Seller's present and former directors, officers, employees and shareholders, together with any goodwill associated with such intangible property rights.

Notwithstanding the foregoing, Seller is not transferring to Buyer, and the Purchased Assets shall not include, the assets and properties specifically described on the attached Exhibit 1.1(a) (the "Excluded Assets").  Seller shall transfer the Purchased Assets to Buyer free and clear of all claims, liens, mortgages, security interests, encumbrances, charges, obligations, and other restrictions ("Encumbrances") other than (i) any mechanic's, carrier's, warehouseman's or other similar encumbrance arising in the ordinary course of business, consistent with past practice, (ii) Encumbrances for taxes, assessments and other charges by a governmental entity which are not yet due and payable or otherwise being contested in good faith, and (iii) equipment subject to a capital lease all of which are listed on Schedule 3.13 (such permitted Encumbrances, the "Permitted Encumbrances").

(b)

On the terms and subject to the conditions of this Agreement, Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities existing at or arising on or after the Closing Date (collectively, the "Assumed Liabilities"):

(i)

any and all liabilities, obligations and commitments under all Assumed Contracts listed on Exhibit 1.1(b)(i) (the "Assumed Contracts") (provided such obligations do not arise out of a breach by Seller before the Closing Date of any such contracts), and any customer, security, or similar deposits relating to those commitments; and

(ii)

all trade payables of Seller incurred in the ordinary course of the Business that are due and payable as of and after the Closing Date.  A true and accurate list of all such liabilities as of the day before the Closing Date shall be delivered by Seller to Buyer at Closing.

Section 1.2  Purchase Price, Payment and Adjustment

 (a)

Purchase Price. As consideration for the transfer of the Purchased Assets to Buyer and Seller's other covenants in this Agreement, Buyer shall pay Six Million Five Hundred Thousand Dollars ($6,500,000), plus the Earn-Out Amount described in Section 1.3 below (collectively, the "Purchase Price").

(b)

Payment. The amount of Six Million Dollars ($6,000,000) shall be paid at Closing in immediately available funds and the amount of Five Hundred Thousand Dollars ($500,000) shall be paid pursuant to a subordinated promissory note of Buyer in substantially the form of Exhibit 1.2(b) (the "Purchase Price Note") delivered to Seller at Closing.  The Note shall be subordinate to Buyer's financing obtained in connection with its acquisition of the Purchased Assets and be subject to setoff for any indemnification claims of Buyer under this Agreement to the extent described in Section 6.6.

(c)

Adjustments. If the Closing does not occur on or before November 11, 2004 due to any action or inaction of Buyer, or Buyer's failure to use its commercially reasonable best efforts to effect the Closing or to proceed with the transactions contemplated by this Agreement as promptly as is commercially reasonable, then the Purchase Price shall be increased by Three Hundred Thousand Dollars ($300,000) (and this amount shall be added to the principal amount of the Purchase Price Note).  Additionally, the Purchase Price shall be decreased by the amount the Net Working Capital (as defined) of the Business at Closing is less than ($3,025,000) or increased to the extent that the Net Working Capital exceeds ($3,025,000) (such decrease or increase, as applicable, being referred to herein as the "Adjustment Amount").  "Net Working Capital" shall mean the book value determined in accordance with generally accepted accounting principles ("GAAP") of the (i) Inventory and accounts receivable included in the Purchased Assets less (ii) the Assumed Liabilities.  The Net Working Capital shall not include the value of any inventory returned to Seller by Argon, and Seller agrees that any credit due to Argon in respect of such inventory shall be the sole responsibility of Seller.  Inventory shall be calculated on a basis consistent with Seller's prior treatment of slow moving items and shall not include any expired or obsolete items.  Within sixty (60) days after the Closing Date, the parties shall negotiate in good faith to agree upon on the terms of a Closing Date Balance Sheet (the "Closing Date Balance Sheet") setting forth their agreed-upon determination of the amounts of the accounts receivable and Inventory included in the Purchased Assets and Assumed Liabilities as of the close of Seller's business on November 5, 2004 and the resulting calculation of Net Working Capital.  In connection therewith, from and after Closing, each party shall provide the other and its representatives with reasonable access to all records and work papers necessary to compute and verify the Closing Date Balance Sheet.  If the parties do not agree within such 60-day period, the dispute shall be submitted to the Independent Auditor (as defined below).  The Independent Auditor shall be directed to issue a final and binding decision within fifteen (15) days after its engagement.  For purposes hereof, "Independent Auditor" shall mean a national or regional public accounting firm with no material relationship to any of the parties chosen by agreement of the parties, or if they are unable to agree, shall mean a national or regional firm with no such material relationship chosen by lot.  Within five (5) days after final determination of the Closing Date Balance Sheet, either party liable to pay an Adjustment Amount shall pay to the other party such Adjustment Amount.  This Closing Date Balance Sheet, as so determined, shall be final and conclusive for purposes of this Agreement.

Section 1.3  Earn-Out

(a)

Earn-Out Amount.  Buyer shall make the following contingent earn-out payment to the Company as additional consideration for the Purchased Assets.  The "Earn-Out Amount" shall equal the excess (if any) of the Net Sales (as herein defined) of Seller's products included in the Business (the "Sterion Products") by Buyer for the twelve (12) month period after the Closing Date (the "Earn-Out Period"), over Seven Million Dollars ($7,000,000).  For purposes of calculating the Earn-Out Amount, "Net Sales" shall be reduced by (i) sales to customers who have notified Seller prior to Closing that they have or will be terminating their contract or purchase relationship with Seller, (ii) usual and customary transfer taxes, freight, damage, discounts and returns (but not in an amount that exceeds one hundred five percent (105%) of Seller's historical return rate relating to the products), (iii) any "bad debt" which comprised such sales which are written off in the ordinary course consistent with Seller's past practice, in each case calculated or recognized in accordance with GAAP, and (iv) sales of products which do not have a gross profit margin (calculated in accordance with GAAP) exceeding twenty percent (20%).  Any such bad debt written off and then subsequently collected shall be added to the Net Sales amount, the earn-out payment amount shall be recalculated, and any additional resulting earn-out payment shall be added to the balance of the Earn-Out Note (as defined).  As soon as reasonably practicable following the end of each calendar month during the Earn-Out period, Buyer shall deliver to Seller a report of Net Sales for such month (or portion thereof) and an itemization and explanation of any sales that are excluded from the Net Sales calculation for such month.  The Earn-Out Amount shall be payable pursuant to a promissory note in the form of Exhibit 1.3(a) (the "Earn-Out Note" and together with the Purchase Price Note, the "Notes"), which Earn-Out Note shall be executed and delivered by Buyer to Seller no later than fifteen (15) months after Closing.

(b)

Maintenance of Books and Records. Buyer shall maintain appropriate books and accounting records sufficient to calculate the Net Sales of the Business in accordance with GAAP separate from the Buyer's other business and otherwise in a manner consistent with Seller's maintenance of such books and records in prior periods.  Seller shall, promptly after Seller's request, have the right to inspect and audit such records during normal business hours reasonably necessary to verify the accuracy of the Earn-Out Amount calculation.  The cost and expense of any such inspection and audit shall be borne by Seller, unless the inspection and audit reveals an error in Seller's favor in the Net Sales calculation for the period under inspection/audit that exceeds ten percent (10%) in which event Buyer shall reimburse Seller for the reasonable costs and expenses thereof.

(c)

Buyer's Covenants Regarding the Business. After the Closing, and thereafter until the Earn-Out Period has expired, Buyer agrees (i) that all Net Sales of Sterion Products (a) to customers who are currently purchasing Sterion Products, (b) to Aso Corporation or any of its current affiliates, or (c) to new customers who purchase Sterion Products (or Aspen products substantially equivalent to the Sterion Products) through the Specified Contracts (as defined below) shall be allocated to Net Sales for purposes of the Earn-Out calculation (such current customers or new customers shall be referred to as "Sterion Customers"); (ii) that any Aspen products substituted for any Sterion Products sold to Sterion Customers during the Earn-Out Period shall be allocated to Net Sales for purposes of the Earn-Out calculation; (iii) to refrain from terminating or discontinuing any material portion of the Business (unless such terminated or discontinued portion does not generate gross profit margins exceeding 20%); and (iv) otherwise to operate the Business in good faith and in a commercially reasonable manner.  The "Specified Contracts" shall be Seller's contracts with Premier, McKesson or Amerinet (which contracts are disclosed in Section ___ of the Disclosure Schedule).

Section 1.4  Assumed Liabilities.  Except for Assumed Liabilities, Buyer shall not assume and shall not be obligated to pay, perform, or discharge any liability, obligation, debt, charge, or expense of Seller of any kind, description, or character, whether accrued, absolute, contingent, or otherwise, or whether or not disclosed to Buyer in this Agreement, the Disclosure Schedule (as defined below), or otherwise (collectively, the "Excluded Liabilities").  Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, other than the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform, or discharge any liability, obligation, debt, charge, or expense of Seller even if imposed upon Buyer as a successor to Seller, with respect to any action, suit, proceeding, or claim arising out of or relating to any event occurring, or with respect to any cause of action arising, before or after the Closing Date, whether or not asserted before or after the Closing Date, including any liability, obligation, debt, charge, or expense related to taxes, environmental matters, agreements with sales representatives, employee benefits, obligations or policies, employment claims, criminal claims, judgments, product warranty claims, product liability claims, and contractual claims.  Buyer shall assume and pay all Assumed Liabilities after the Closing, and Seller shall retain and satisfy (to the extent it is obligated to do so) all Excluded Liabilities after the Closing.

Section 1.5  Allocation of Purchase Price.  Prior to or at Closing, the parties shall agree to an allocation of the Purchase Price among the Purchased Assets, consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").  Such allocation shall be evidenced in a certificate signed by both parties at Closing and be conclusive and binding on Buyer and Seller for all purposes, including, but not limited to, reporting and disclosure requirements under Section 1060 of the Code, and any other state, local, or foreign tax authority.

Section 1.6  Accounts Receivable Guaranty.  All of the accounts receivable reflected in the Closing Date Balance Sheet (collectively, the "Closing Accounts Receivable") will be collected in full, without any set-off, within one hundred fifty (150) days after the Closing Date.  If any of the Closing Accounts Receivable are not collected in full within such 150-day period, they shall, at Buyer's option, be repurchased by Seller.  During such 150-day period, Buyer shall make commercially reasonable efforts to collect the Closing Accounts Receivable but shall not be required to institute legal proceedings against any delinquent account debtors or turn over any such receivables to a collection agency.  Seller shall pay Buyer in immediately available funds the book value of any such receivable within five (5) business days after expiration of such 150-day period and receipt of Buyer's written certification that such receivable has not been paid; provided that any such payment shall be immediately reimbursed to Seller to the extent that any such unpaid receivable is subsequently paid.

Section 1.7  Non-Assignment of Certain Purchased Assets.  To the extent that the assignment hereunder of any of the Purchased Assets shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use all reasonable efforts to obtain the consent of such other party to an assignment to Buyer.  If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable mutually-agreeable arrangement designed to provide for Buyer the benefits of such Purchased Assets and for Buyer to perform the obligations attendant to such Purchased Assets and enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising from an Assumed Contract or Permit included in the Purchased Assets including, without limitation, the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.

ARTICLE II

CLOSING

Section 2.1  Place and Date of Closing.  The purchase and sale contemplated by this Agreement (the "Closing") shall take place at such time and place as the parties shall mutually agree, but in no event shall the Closing be held later than December 15, 2004.  The date of Closing shall be referred to as the "Closing Date".  The parties anticipate signing this Agreement and conducting the Closing simultaneously.

Section 2.2  Deliveries at Closing.

(a)

Buyer's Deliveries.  At the Closing, Buyer shall execute and/or deliver, or cause to be executed and/or delivered:  (i) the cash portion of the Purchase Price; (ii) the Note; (iii) the Noncompetition Agreement pursuant to Section 5.6; (iv) the Supply Agreement pursuant to Section 5.7; (v) the Consulting Agreements pursuant to Section 5.8; (vi) resolutions of Buyer's Board of Directors, reasonably acceptable to Seller, authorizing the consummation of the transactions contemplated by this Agreement; (vii) a good standing certificate for Buyer from the State of Michigan, as of a date no more than ten (10) days before the Closing Date; (viii) an assumption agreement for the Assumed Contracts in form provided by Buyer and reasonably acceptable to Seller; and (ix) an Officer's Certificate from Buyer as to the accuracy at Closing of all of Buyer's representations and warranties as if made at and as of Closing in all material respects, the fulfillment of all of Buyer's agreements and covenants in all material respects and the satisfaction of all Closing conditions to be performed by Buyer.

(b)

Seller's Deliveries.  At the Closing, Seller shall execute and/or deliver, or cause to be executed and/or delivered:  (i) bills of sale, vehicle certificates, endorsements, assignments, and all other instruments of conveyance, reasonably acceptable to Buyer, that shall be sufficient to transfer title to the Purchased Assets to Buyer; (ii) the Noncompetition Agreement; (iii) the Supply Agreement; (iv) the Consulting Agreements; (v) written consents of third parties listed on Exhibit 2.2(b)(v) with respect to the transfer of the Purchased Assets to Buyer (including a payoff letter from Seller's bank to Buyer agreeing to release all liens on the Purchased Assets upon receipt of the payoff amount agreed to by Seller and such bank); (vi) certified copies of resolutions of Seller's Board of Directors reasonably acceptable to Buyer, authorizing the consummation of the transactions contemplated by this Agreement; (vii) good standing certificate for Seller from the State of Minnesota, as of a date no more than ten (10) days before the Closing Date; (viii) copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated by this Agreement that Buyer reasonably request; (ix) an Officer's Certificate as to the accuracy at Closing of all of Seller's representations and warranties as if made at and as of Closing in all material respects, the fulfillment of all of Seller's agreements and covenants in all material respects and the satisfaction of all Closing conditions to be performed by Seller; and (x) all records and other documents included in the Purchased Assets.

(c)

Further Assurances.  Buyer and Seller shall take all further commercially reasonable actions and execute and deliver any additional agreements, certificates, instruments, and other documents on or after the Closing as Buyer or Seller shall deem reasonably necessary to effectuate the transactions contemplated by this Agreement.

Section 2.3  Conditions Precedent to Obligations of Buyer.  Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment, prior to or at the Closing, of the following conditions (unless waived in writing in the sole discretion of Buyer):

(a)

Accuracy of Warranties and Performance of Covenants.  The representations and warranties of Seller contained herein (as modified by the Disclosure Schedule) shall be accurate in all material respects when made and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be accurate in all material respects on and as of such specified date or dates).  Seller shall have performed all of its obligations and complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing in all material respects.

(b)

No Pending Action.  Except as set forth in the Disclosure Schedule, no action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or would have a Material Adverse Effect on the right of Buyer to own, operate or control the Business or the Purchased Assets.

(c)

Consents.  All notices to, consents, approvals, authorizations and waivers from third parties and governmental agencies that are listed on Exhibit 2.3(c) shall have been obtained or provided for and remain in effect.

(d)

Condition of Business and Assets.  Except as set forth in the Disclosure Schedule, there shall have been no fact, event, condition or circumstance which has or would reasonably be expected to result in a Material Adverse Effect on the Business.

(e)

Due Diligence.  Buyer shall have satisfactorily completed its due diligence review of the Business, including, without limitation, confirmation that pending purchase orders from and future pricing arrangement with customers are at margins consistent with Seller's prior experience.

(f)

Closing Documents.  All of the certificates, assignments and other documents required to be delivered by Seller pursuant to Section 2.2(b) shall have been delivered.

Section 2.4  Conditions Precedent to Obligations of Seller.  Each and all of the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment, prior to or at the Closing, of the following conditions (unless waived in writing in the sole discretion of Seller):

(a)

Accuracy of Warranties and Performance of Covenants.  The representations and warranties of Buyer contained herein shall be accurate in all material respects as if made on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be accurate in all material respects on and as of such specified date or dates).  Buyer shall have performed all of its obligations and complied with each and all of the covenants and agreements required to be performed or complied with on or prior to the Closing in all material respects.

(b)

No Pending Action.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

(c)

Closing DocumentsAll of the certificates, assignments and other documents required to be delivered by Buyer pursuant to Section 2.2(a) shall have been delivered.

(d)

Notices and Consents.  All notices, consents, waivers and authorizations required of any person or entity for consummation of the acquisition and listed on Schedule 3.4 to the Disclosure Schedules shall have been made, received or compiled with, including, without limitation, if required, approval of a majority of the Company's shareholders of the sale of the Business (the "Shareholder Consent").

(e)

Condition of Buyer. There shall have been no fact, event, condition or circumstance which has or would reasonably be expected to result in a Material Adverse Effect on the business or financial condition of Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.1  Disclosure Schedule. Seller has delivered to Buyer individually numbered schedules (collectively, the "Disclosure Schedule") corresponding to the sections and subsections of this Agreement.  The Disclosure Schedule contains exceptions to the specifically identified section and subsection contained in this Agreement and sets forth each exception in reasonable detail, with attached documentation as necessary to reasonably explain the exception.  Seller has made available to Buyer true and complete copies of all documents referenced in the Disclosure Schedule.

Section 3.2  Seller's Organization and Good Standing.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota.  Seller has all requisite power and authority to own, lease, and operate the properties now owned or leased by Seller and to carry on Seller's business as presently conducted.  Except as set forth on the Disclosure Schedule, neither the character of the properties owned, leased, or used by Seller, nor the nature of either of the Business transacted by Seller, require the licensing or qualification of Seller in any jurisdiction, except where failure to do so would not have a Material Adverse Effect on the Business.  Seller is qualified to do business as a foreign entity in the jurisdictions listed in the Disclosure Schedule.

Section 3.3  Enforceability.  Seller has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement is binding upon Seller and is enforceable against it in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws and subject to generally equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 3.4  No Conflict with Other Instruments or Proceedings.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, Seller's corporate charter or bylaws, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which Seller is now a party or by which the Purchased Assets or the Business may be bound or affected; (b) violate any law, rule, or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Seller or the Business; (c) result in the imposition of any lien or encumbrance on any of the Purchased Assets; (d) give rise to any right of first refusal or similar right to any third party with respect to any interest in Seller or in any of the Purchased Assets; or (e) result in the acceleration of Seller's indebtedness.  All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental or regulatory authorities required of Seller in connection with the execution, delivery, and performance of this Agreement are listed on the Disclosure Schedule.

Section 3.5  Compliance with Laws and Other Regulations.  Seller is not subject to, nor, to the knowledge of Seller, has Seller been threatened with, any fine, penalty, liability, or disability as the result of a failure to comply with any requirement of federal, state, local, or foreign law, rule, or regulation (including those relating to the environment, employment of labor, or occupational health and safety) or any requirement of any governmental body or agency having jurisdiction over Seller, the conduct of the Business or the use of Seller's assets or properties or any premises occupied by Seller.  Seller is, in all material respects, compliant with all of those laws, rules, regulations, and other requirements.  To the knowledge of Seller, there are no outstanding work orders relating to the Purchased Assets from or required by any police or fire department, sanitation or health authorities or from any federal, state, local, or foreign authority or any matters under discussion with any of those departments or authorities relating to work orders.

Section 3.6  Financial Information.  Seller has filed periodic reports with the Securities and Exchange Commission which contain financial statements and other financial information and included in the Disclosure Schedule are copies of the "Income Statements for Division" for the Business for the fiscal year ended September 30, 2003 and dated October 6, 2004, the income statements for divisions 00, 10 and 20 for the fiscal year ended September 30, 2004, each dated October 18, 2004, the balance sheet for Seller dated August 31, 2004 and the "Statement of Working Capital Balances" for the Business for the fiscal year ended September 30, 2004 and dated October 8, 2004 (collectively, the "Financial Statements").  The Financial Statements are derived from and in accordance with Seller's books and records, accurately and fairly reflect Seller's transactions, assets, and liabilities, have been prepared in accordance with GAAP consistently applied (except that the interim financials are subject to normal year-end adjustments and lack footnotes) regarding the Business, and present fairly Seller's sales and cost of goods sold as of the respective dates indicated regarding the Business.  In this Agreement, the balance sheet of Seller as of August 31, 2004, is referred to as the "Balance Sheet" and August 31, 2004, is referred to as the "Balance Sheet Date."  Net of the Inventory reserves reflected on the Balance Sheet (which have been calculated consistent with Seller's past practice and GAAP), all items included in the Inventory are (i) of standard quality, (ii) in the case of raw materials, usable in the normal process of producing finished products being produced by Seller, (iii) in the case of finished products, fit for the purpose for which they were made and salable in the ordinary course of business and (iv) in the case of products covered by a customer purchase order, of such specification and in quantities which correspond to the customer orders to which they relate, and (v) contain no obsolete or surplus items.  All of the accounts receivable reflected in the Balance Sheet or thereafter acquired prior to Closing regarding the Business arose only from bona fide transactions in the ordinary course of business.

Section 3.7  Absence of Undisclosed Liabilities.  Except for liabilities reflected on the Balance Sheet and current liabilities incurred in the ordinary and usual course of business since the Balance Sheet Date, which liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business, Seller does not have any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, guarantees, liabilities, or obligations on account of taxes, other governmental charges, duties, penalties, interest, or fines directly associated with the Business.

Section 3.8  Absence of Certain Changes or Events.  Since the Balance Sheet Date, Seller has conducted the Business in the ordinary and usual course and has maintained its records and books of account relating to the Business in a manner that fairly and accurately reflects its transactions, assets, and liabilities in accordance with GAAP consistently applied, and, since the Balance Sheet Date, there has been no Material Adverse Change in the condition of either of the Business, financial or otherwise, or in the Purchased Assets.  In particular, and without limiting the foregoing, since the Balance Sheet Date, Seller has not with respect to the Business:  (a) paid, discharged, or satisfied any claim, liability, or obligation except for claims, liabilities, and obligations disclosed or reserved against on the Balance Sheet or incurred since the Balance Sheet Date in the ordinary and usual course of business and consistent with past practice; (b) written down or written off any tangible asset or written down or written off any note or account receivable as uncollectible having a value or potential value in the aggregate in excess of Fifteen Thousand Dollars ($15,000); (c) canceled or waived, or agreed to cancel or waive, any debt, claim, or right (absolute or contingent) having a value or potential value in the aggregate in excess of Fifteen Thousand Dollars ($15,000); (d) subjected any of the Purchased Assets to any claim, lien, mortgage, security interest, encumbrance, charge, or other restriction other than Permitted Encumbrances; (e) disposed of or permitted a lapse of any license, permit, patent, trademark, trade name, or copyright; (f) disposed of or disclosed to any person any trade secret, formula, process, or know-how; (g) increased the compensation of, or declared or agreed to pay a bonus to, any officer or employee, except regularly scheduled increases in compensation to non-officer employees in the ordinary and usual course of business; (h) made any payment, loan, or advance to, or entered into any agreement or arrangement (including agreements and arrangements relating to the sale, transfer, or lease of property or other assets) with, any director, officer, employee, or shareholder; (i) made any capital expenditure, purchase order, or commitment in excess of Fifteen Thousand Dollars ($15,000) for additions to property, plant, equipment, or otherwise; (j) purchased or placed a purchase order for inventory, supplies, or any other items, or entered into any other agreement or transaction other than in the ordinary and usual course of business; (k) suffered any loss of or damage to physical property or other assets in excess of Fifteen Thousand Dollars ($15,000), whether or not covered by insurance; or (l) violated any federal, state, local, or foreign law, statute, ordinance, regulation, or order applicable to Seller.

Section 3.9  Customers and Suppliers.  Since December 31, 2003, there has not been any Material Adverse Change in Seller's business relationship with any customer of the Business which purchased over Fifty Thousand Dollars ($50,000) from Seller in the last fiscal year.  A list of all current customers of the Business has been previously delivered to Buyer.  Seller has not had any material late payment issues with monies owed to it by its current customers.  Since December 31, 2003, there has not been any Material Adverse Change in Seller's business relationship with any material supplier of the Business.

Section 3.10  Taxes.  For purposes of this Agreement, "Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profits tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount, imposed by any governmental authority responsible for the imposition of any tax (domestic or foreign), (b) liability of Seller for the payment of any amounts of the type described in clause (a) as a result of Seller being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of Seller for payment of those amounts was determined or taken into account with reference to the liability of any other person for any period, and (c) liability of Seller with respect to the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other person.  Seller has filed all federal, state, local, and foreign Tax returns that Seller has been or is required by law to file and those returns are complete, accurate, and correct in all material respects.  Seller has paid all Taxes and assessments due and payable by Seller.  Seller has withheld and paid over all federal, state, local, and foreign withholdings required by law.  To Seller's knowledge, all current and deferred Tax liabilities of Seller have been set forth in the Balance Sheet.  Seller has not signed any extension with any taxing authority concerning any Tax liability and to Seller's knowledge no disputed Tax matters exist for any prior periods.  Seller has not received notice of the existence of any fact that would constitute grounds for the assessment of any further Tax with respect to any periods that have not been audited by the Internal Revenue Service or any state, local, or foreign Tax authority, and Seller has no knowledge of the existence of any such fact.

Section 3.11 Personal Property.  Exhibit 1.1(a)(vi) sets forth a list of each item of personal property (other than Inventory) owned by Seller and that is used primarily in or that relates exclusively to the Business with a value of more than Two Hundred Fifty Dollars ($250).  Seller has good and marketable title to all of Seller's personal property and other assets, tangible and intangible, including, without limitation, all assets described on Exhibit 1.1(a)(vi), subject to no security interest, mortgage, pledge, lien, encumbrance, charge, obligation, assignment, leasing, or other restriction other than Permitted Encumbrances.  All personal property included in the Purchased Assets will be in the possession of Seller on the Closing Date.  All personal property included in the Purchased Assets is in good operating condition and good maintenance and repair, reasonable wear and tear excepted.  The Purchased Assets include all personal property material to the manufacturing operation of the Business as historically conducted by Seller.

Section 3.12  Intellectual Property.  Exhibit 1.1(a)(iv) specifically describes all of the following Intellectual Property Rights (as defined below) that are owned by Seller and that are used primarily in or that relate exclusively to the Business (the "Seller IP Rights"):  (i) worldwide registrations for any patents, copyrights, mask works, trademarks or service marks, and (ii) patent applications, copyright applications, and applications for registration of trademarks and service marks.  Seller owns the entire right, title, and interest in and to the Seller IP Rights, free and clear of all Encumbrances other than Permitted Encumbrances.  The Seller IP Rights constitute all of the Intellectual Property necessary for the operation of the Business.  To Seller's knowledge, there is no infringement or unlawful use by any person or entity of any Seller IP Rights.  To Seller's knowledge, in conducting the Business Seller has not infringed or unlawfully used the patents, service marks, trade names, trademarks, logos, copyrights, or other proprietary rights of any other person or entity.  No Seller IP Rights are subject to any pending or, to the knowledge of Seller, threatened claim or challenge.  Seller requires no license or other proprietary right to operate the Business other than normal rights granted by manufacturers in connection with the sale of those manufacturers' products.  No Seller IP Rights are subject to any outstanding order, judgment decree, stipulation, or agreement restricting the use of the Intellectual Property.  "Intellectual Property Rights" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, technology, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing, embodying or relating to any of the foregoing, including manuals, programmers' notes, memoranda and records.

Section 3.13  Contracts.  The Disclosure Schedule lists all real property leases, material personal property leases, and all other material contracts, agreements, and other arrangements (and gives a reasonably detailed description of all oral contracts and arrangements) to which Seller is a party and which relate exclusively to the Business or any of the Purchased Assets or are used primarily in or are necessary for, or are material to, the conduct of the Business whether or not an Assumed Contract (collectively, the "Contracts").  Except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws and subject to generally equitable principles (regardless of whether enforcement is sought at law or in equity), the Contracts are valid and enforceable against Seller and, to the knowledge of Seller, against the third parties thereto in accordance with their terms and Seller and, to Seller's knowledge, all other parties to each of those commitments have performed all obligations required to be performed in connection with those commitments to date.  Neither Seller nor, to the knowledge of Seller, any other party is in default or in arrears under the terms of any of those commitments, and, to Seller's knowledge, no condition exists or event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default under any of them.  Except for the Contracts listed in the Disclosure Schedule, Seller is not a party to:  (a) any lease, installment purchase agreement, or other contract with respect to any real or personal property; (b) any joint venture, distributor, dealer, sales, advertising, agency, manufacturer's representative, sales representative, sales agent, franchise, license, royalty, or similar contract or commitment; (c) any contract or agreement for the purchase of any single commodity, material, or piece of equipment for an aggregate purchase price of more than Ten Thousand Dollars ($10,000); (d) any contract or agreement that, by its terms, does not terminate or may not be terminated without penalty upon no more than thirty (30) days' notice; (e) any loan agreement, security agreement, mortgage, indenture, promissory note, conditional sales agreement, or other similar agreement or arrangement; (f) any written or oral consulting or employment contract; (g) any contract out of the ordinary and usual course of business; (h) any contract of guaranty or indemnification; or (i) any contract purporting to limit the freedom of Seller to compete in any line of business in any geographical area; with clauses (a) through (i) to apply only to Contracts that relate exclusively to the Business or are used primarily in or are necessary for, or are material to, the conduct of the Business.  Seller has not given any power of attorney to any person, firm, or corporation for any purpose whatsoever regarding the Business.  No person, firm, or corporation has any written or oral agreement, option, understanding, or commitment, or any right or privilege capable of becoming a binding agreement, for the purchase from Seller of any of the Purchased Assets except Inventory in the ordinary course of business.

Section 3.14  Employee Relations.  Regarding the Business, there is not now in existence or pending, nor has there been within the last year, any strike, slowdown, stoppage, organizational effort, material grievance, arbitration, administrative hearing, claim of unfair labor practice, wrongful discharge, employment discrimination, or sexual harassment or other material employment dispute of any nature, pending or threatened, against Seller.  Regarding the Business, Seller is, and during all applicable limitation periods has been, in material compliance with all applicable federal, state, local, provincial, and foreign laws, executive orders, and regulations respecting employment and employment practices, terms and conditions of employment, occupational safety, wages, and hours, and to Seller's knowledge, there is no existing but unasserted claim for violation of any of those laws, executive orders, or regulations.  Regarding the Business, Seller is not a party to any written or oral, express or implied, collective bargaining agreement or other contract, agreement, or arrangement with any labor union or any other similar arrangement that is not terminable at will by Seller without cost, liability, or penalty, and Seller has no knowledge of any current union organizing activity.  Regarding the Business, Seller is not a party to any written or oral, express or implied, contract, agreement, or arrangement with any of its present or former directors, officers, employees, or consultants with respect to length, duration, or conditions of employment (or the termination of employment), salaries, bonuses, percentage compensation, deferred compensation, health insurance, or any other form of remuneration.  Regarding the Business, there is no pending, threatened, or to Seller's knowledge existing but unasserted claim against Seller for violation of any contract, agreement, or arrangement described above.  Regarding the Business, no key employee of Seller has notified Seller of an intention to terminate employment.  In this Section, "key employee" means any employee of Seller who is presently, or during Seller's last fiscal year was, compensated (including bonuses) at an annual rate of more than Forty Thousand Dollars ($40,000) per year.  Seller represents to Buyer that the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq. ("WARN"), or any other similar state, local or foreign statute or government regulation or ordinance, is either inapplicable to the transactions contemplated in this Agreement or Seller has or will fully complied with all those statutes.

Section 3.15  Employee Benefit Plans.  Except as listed in the Disclosure Schedule, Seller does not have, and has not since January 1, 1999 had, any employee pension benefit plans, employee welfare benefit plans, incentive compensation plans, benefit plans for retired employees, or any other employee benefit plans maintained by Seller, or to which Seller has made payments or contributions on behalf of Seller's employees engaged in the Business, including, without limitation, any plans or contracts providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, phantom stock, stock appreciation rights, restricted stock, deferred compensation, insurance, or retirement benefits of any nature, whether formal or informal, whether qualified or non-qualified, whether issued, whether funded or unfunded, and whether legally binding or not.  Each such plan is referred to individually as a "Plan," and collectively as the "Plans."  True, correct, and complete copies of all Plan texts and all agreements adopted in connection with or in any way relating to the Plans (including descriptions of vacation, sickness, severance, and other personnel policies) have been made available to Buyer.  All Plans are, and during all applicable limitation periods have been, in material compliance with all applicable laws.  Regarding the Business, Seller is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  Regarding the Business, Seller is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for any of its employees (other than routine payments to be made in the normal course of business and consistent with past practice).  For purposes of this Section 3.15, the term "Seller" shall be deemed to include any affiliate of Seller for which Seller may be liable under ERISA.

Section 3.16  Litigation.  There is no suit, action, proceeding (legal, administrative, or otherwise), claim, or to Seller's knowledge, investigation, or inquiry (by an administrative agency, governmental body, or otherwise) pending or, to the knowledge of Seller, threatened against or materially and adversely affecting the Purchased Assets, the Business, Seller regarding the Business or the transactions contemplated by this Agreement, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, agency, instrumentality, arbitration tribunal, or other authority, domestic or foreign.  There is no outstanding judgment, order, writ, injunction, or decree of any court, administrative agency, governmental body, or arbitration tribunal against Seller regarding the Business, the Purchased Assets or the Business.

Section 3.17  Insurance.  All of Seller's insurance policies relating to the Purchased Assets or the Business, including products liability insurance which is described on Schedule 3.17, are outstanding and in full force, all premiums with respect to those policies are currently paid, and all duties of the insured under those policies have been discharged in all material respects.

Section 3.18  Permits and Licenses.  All material permits, licenses, orders, and approvals necessary for Seller to carry on the Business as presently conducted are identified in the Disclosure Schedule and are in full force and effect and have been complied with in all material respects by Seller.  All fees and charges incident to those permits, licenses, orders, and approvals have been fully paid and are current, and, to the knowledge of Seller, no suspension or cancellation of any such permit, license, order, or approval has been threatened, except where such suspension or cancellation would not have a Material Adverse Effect on the Business or the Purchased Assets.

Section 3.19  Brokers.  Seller has not retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer or Seller for a commission, brokerage fee, or other compensation in connection with the consummation of the transactions contemplated hereby.

Section 3.20  Intercompany Arrangements.  Regarding the Business, Seller has not entered into any contracts, agreements, or commitments with any of its affiliates or any business in which any of its stockholders has a financial interest or any person or entity affiliated with any such stockholder.  Regarding the Business, there has been no payment by Seller to any of its affiliates or any other transaction between Seller, any of its affiliates, or any business in which any such stockholder has a financial interest.

Section 3.21  Purchased Assets.  The Purchased Assets constitute all of the assets, properties and rights which are used primarily in or necessary for the operation of the Business as currently conducted by Seller.

Section 3.22  Accuracy of Statements.  No representation or warranty made by Seller in this Agreement, or any schedule furnished pursuant to this Agreement or any certificate delivered at the Closing, to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading.  The representations and warranties of Seller shall be deemed to be made as of the date of this Agreement and again as of the Closing Date.  Seller shall not be deemed to have made to Buyer any representation or warranty other than as expressly made in this Article 3 (including the Disclosure Schedule).

ARTICLE IV

BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

Section 4.1  Buyer's Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

Section 4.2  Enforceability.  Buyer has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement is binding upon Buyer and is enforceable against Buyer in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws and subject to generally equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3  No Conflict with Other Instruments or Proceedings.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, Buyer's corporate charter or bylaws or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which Buyer is now a party or by which Buyer may be bound or affected or (b) violate any law, rule, or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Buyer.  All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental or regulatory authorities required of Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will be obtained or made, as applicable, by Buyer before the Closing Date.

Section 4.4  Brokers.  Other than Plante & Moran Corporate Finance, Buyer has not retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer or Seller for a commission, brokerage fee, or other compensation.

Section 4.5  Availability of Funds.  Buyer has adequate cash to pay the Purchase Price as provided in Article I and to otherwise perform its obligations under this Agreement.

ARTICLE V

COVENANTS

Section 5.1  Employees.

(a)

Offers of Employment with Buyer.  Buyer has not obligation to hire or offer employment to any of Seller's employees.  However, Buyer shall be free, without obligation, to interview, seek employment applications from, and employ any of Seller's employees directly associated with the Business, and Seller agrees to assist Buyer in all reasonable respects in connection with Buyer's efforts to hire any of Seller's employees directly associated with the Business as designated by Buyer.  It is anticipated that any such employees would be hired upon expiration of the Supply Agreement.  Such employees hired by Buyer shall be referred to as "Buyer Employees".

(b)

Employee Benefit Plans or Other Obligations.  Buyer shall not assume, honor, or be obligated to perform, and Seller shall remain solely responsible for, any duties, responsibilities, commitments, or obligations of Seller with respect to any qualified or non-qualified employee benefit plan presently maintained by Seller or for the benefit of Seller's employees or any contract or commitment concerning any of Seller's employees.  The terms and conditions of employment, if any, offered by Buyer to any employee of Seller shall be determined by Buyer in Buyer's sole discretion.  To the extent mandated by applicable law, Seller agrees to provide continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for any employee who experiences a "Qualifying Event," as that term is defined in COBRA, on or before the date on which Buyer hires such employee (the "Hire Date").

(c)

Health Benefits and Workers' Compensation.  Seller shall be liable for the administration and payment of all health and welfare liabilities and benefits with respect to Buyer Employees to the extent resulting from services rendered through the Hire Date or related to rejected or denied health and welfare benefit claims prior to the Hire Date to the extent they are required to be paid after the Hire Date.  Buyer shall be responsible for the administration and payment of all health and welfare liabilities and benefits under Buyer's benefit programs with respect to Buyer Employees resulting from claims reported following the Hire Date, to the extent resulting from treatments or services after the Hire Date.  Seller shall retain responsibility for health and welfare benefits and liabilities for any disabled employees of the Business and disabled dependents of employees of the Business until such persons are no longer disabled.  Seller shall be liable for the administration and payment of all workers' compensation liabilities and benefits with respect to Buyer Employees to the extent resulting from treatments or services rendered through the Hire Date.  Buyer shall be responsible for the administration and payment of all workers' compensation liabilities and benefits with respect to Buyer Employees resulting from services after the Hire Date.

Section 5.2  Interim Conduct of Business.  From the date hereof until earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall use commercially reasonable efforts to preserve and maintain the Business and the Purchased Assets, and shall operate the Business consistent with past practice and in the ordinary course of business.  Without limiting the generality of the foregoing, except as otherwise required hereby or agreed to in writing by Buyer from the date hereof until the Closing, Seller shall:

(a)

maintain the Purchased Assets in good repair, order and condition, reasonable wear and tear excepted, and make capital expenditures in the ordinary course of business;

(b)

materially comply with its obligations under all Contracts;

(c)

use commercially reasonable efforts to keep available the services of the present employees and agents of the Business (and pay benefits related thereto in the ordinary course of business and consistent with applicable law and past practice) and use all reasonable efforts to preserve the goodwill of customers, suppliers and others having business relationships with the Business;

(d)

maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with past practice and not revalue any assets;

(e)

not enter into, amend or terminate or agree to enter into, amend or terminate any Plan or any employment, bonus, severance or retirement contract or arrangement, nor increase or agree to increase any salary or other form of compensation or benefits payable or to become payable to any employee, except in the ordinary course of business consistent with past practice;

(f)

not enter into any transactions in the operation of the Business which would involve a payment or commitment in excess of Ten Thousand Dollars ($10,000) other than the purchase of inventory in the ordinary course of business;

(g)

not enter into, amend or terminate, or agree to enter into, amend or terminate, any Assumed Contract other than entering into purchase and sale orders and service contracts all in the ordinary course of business and at prices, in quantities and on terms consistent with past practice;

(h)

not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any Purchased Assets other than in the ordinary course of business consistent with past practice;

(i)

not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, that in any way would materially and adversely affect the Business, or the Purchased Assets, except current liabilities in the ordinary course of business and consistent with past practice;

(j)

not enter into any contract, agreement or transaction with, any affiliate regarding the Business;

(k)

not take or omit to take any action which could have a Material Adverse Effect on the Business or knowingly cause any representation or warranty herein to become false in any material respect; and

(l)

not (and shall instruct its officers, representatives, agents and advisors not to) discuss, solicit, or negotiate any proposal from or with, or supply information to, persons other than Buyer or their representatives with respect to, or in connection with, any sale, lease, merger, joint venture, or other business combination or transaction involving Seller, the equity of Seller, the Business, or the Purchased Assets, or any material portion thereof, and Seller shall promptly advise Buyer of any person that makes any such proposal or inquiry.

From the date hereof through the Closing, Seller shall, in each case upon Buyer's request, confer on a regular and frequent basis with Daniel Bowen, President of Seller, to report on the general status of on-going operations and the Business.  Seller shall promptly notify Buyer of any event that would reasonably be expected to have a Material Adverse Effect on the Business and shall keep Buyer fully informed of such events.

Section 5.3  Publicity.  Buyer and Seller shall simultaneously make an announcement regarding the transactions contemplated by this Agreement in a mutually agreed upon form.  After the announcement, neither Buyer nor Seller shall issue any press release or otherwise make any public statements or announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing:  (a) neither Buyer nor Seller shall be prevented at any time from furnishing any required information to any governmental agency or authority or any securities exchange or from complying with that party's legal obligations; (b) neither Buyer nor Seller shall be prevented from republishing any information that is publicly available as a result of the foregoing; and (c) Buyer acknowledges that Seller must file Current Reports on Form 8-K with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act") in connection with the transactions contemplated by this Agreement to disclose, among other things, this Agreement, the execution of this Agreement, the closing of the transactions contemplated by this Agreement and the terms and conditions of this Agreement and Buyer hereby agrees to use its best efforts to timely provide such information to Seller as Seller may reasonably request for the purposes of complying with its obligations under the 1934 Act.

Section 5.4  Further Assurances.  Buyer and Seller shall execute all documents and take all further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated by this Agreement at or after the Closing to evidence the consummation of the transactions contemplated pursuant to this Agreement, including the transfer of any accounts receivable or other assets included in the Purchased Assets which Seller may receive or possess after Closing.  Upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall use commercially reasonable efforts to take all actions and do, or cause to be done, all other things necessary, proper, or reasonably advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings.

Section 5.5  Post-Closing Access to Records.  Following the Closing, Buyer shall provide Seller and its designated agents with reasonable access to the Business' records and former personnel of Seller employed by Buyer after the Closing Date, during normal business hours, for the purpose of closing out Seller's financial books and records, completing all federal, state, and local tax returns or reports, effecting Seller's obligations under this Agreement, and defending against any and all claims, demands, disputes, and lawsuits.

Section 5.6  Noncompetition Agreements.  At the Closing, Seller, Gary Copperud and Kenneth Brimmer shall enter into a noncompetition agreement with Buyer (or any successor) in the form attached as Exhibit 5.6 to this Agreement (the "Noncompetition Agreement").

Section 5.7  Supply Agreement.  At the Closing, Buyer and Seller shall enter into a Supply Agreement in the form attached as Exhibit 5.7 to this Agreement (the "Supply Agreement").

Section 5.8  Consulting Agreements.  At the Closing, Buyer and Messrs. Brimmer and Copperud shall enter into Consulting Agreements in the form of the attached Exhibit 5.8 (the "Consulting Agreements").

Section 5.9  Negotiation With Others.  Seller will not, directly or through its directors, officers or agents (or any persons or entities affiliated with such persons): (i) directly or indirectly solicit, discuss or engage in negotiations related to a sale of the assets or product lines included in the Business (whether such discussions or negotiations are initiated by them or otherwise) with any person other than Buyer, (ii) provide information to any person other than Buyer in connection with such a possible sale, or (iii) enter into a transaction with any person other than Buyer concerning such a possible sale (whether by way of a purchase of assets or otherwise); except in each case as (a) contemplated by this Agreement or (b) if Seller's board of directors determines, in good faith, that an unsolicited proposal by a party other than Buyer, would, if consummated in accordance with its terms, result in a transaction more favorable to Seller's shareholders than this Agreement or have a value per share of Seller's common stock greater than that offered pursuant to this Agreement (a "Superior Proposal").  Seller shall notify Buyer in the event it receives a proposal it deems to be a Superior Proposal and will not accept, approve, recommend or enter into any agreement with respect to such Superior Proposal for a period of fourteen (14) days from the date of notice to Buyer.

Section 5.10  McKesson and Amerinet Consents.  Seller shall use commercially reasonable efforts to obtain the consent of McKesson to the assignment of its agreements with Seller dated October 14, 2002 and September 26, 2002, and the consent of Amerinet to its agreement with Seller dated March 27, 2002 to Buyer, as soon as practicable after the Closing.  If such consents are not obtained within ninety (90) days of the Closing Date, Buyer shall have the right, exercisable at any time within thirty (30) days after expiration of such ninety (90) day period, to require Seller to repurchase all McKesson-related Inventory (if the McKesson consent is not obtained) or Amerinet-related Inventory (if the Amerinet consent is not obtained) at cost from Buyer within thirty (30) days of receipt of written notice from Buyer exercising such option.

Section 5.11  Use of "Sterion" Name.  Seller shall have the right to use the word "Sterion" in its corporate name until such time as it has convened a shareholder meeting to remove "Sterion" from its corporate name, which meeting shall be convened within six (6) months after the Closing Date.

ARTICLE VI

INDEMNIFICATION BY SELLER

Section 6.1  Indemnity.  Seller shall defend, indemnify, and hold harmless Buyer and Buyer's affiliates engaged in the Business, and their respective officers, directors, shareholders, employees, representatives, and agents (collectively, the "Buyer Indemnified Persons"), against and with respect to any and all loss, cost, damage, assessment, administrative fine or penalty, decrease in value, liability, obligation, claim, expense (including reasonable professional fees and similar expenses), or deficiency (collectively, the "Buyer Indemnified Losses") from, resulting by reason of, or arising in connection with:  (a) any and all liabilities of Seller of any nature other than Assumed Liabilities, whether accrued, absolute, contingent, or otherwise (including, without limitation, regarding any Tax, severance/pension benefits, workers' compensation, product liability, warranty, and environmental obligations or liabilities), (b) any misrepresentation, breach, or nonperformance of any representation, warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement or any agreement Seller delivered to Buyer in the consummation of the transactions contemplated by this Agreement, regardless of whether the inaccuracy, misrepresentation, breach, or omission was deliberate, reckless, negligent, innocent, or unintentional; (c) any failure to comply with applicable bulk transfer laws applicable to the purchase of the Purchased Assets hereunder and any claims against Buyer by creditors of Seller regarding an obligation of Seller other than Assumed Liabilities; (d) any claim relating to any failure to comply with WARN or any similar federal, state, local, or foreign plant closing law asserted against Buyer or Seller arising from the transactions set forth in this Agreement and resulting from any act or omission of Seller; (e) any claims asserted by current or former employees of Seller (who do not become employed by Buyer after the Closing Date) for benefits pursuant to COBRA for which Seller is liable under applicable law, whether the claim is asserted against Buyer or Seller; and (f) any use of the Purchased Assets and the conduct of the Business by Seller on or before the Closing Date, including, without limitation, any product liability claims related to products manufactured by Seller prior to the Closing Date.

Section 6.2  Indemnification Period.  Buyer's right to seek indemnification under this Article shall survive for a period of eighteen (18) months after the Closing Date, except that the Indemnity Period shall not expire, but shall survive until the expiration of the applicable statute of limitations, if any (which Buyer shall not extend or waive without Seller's written consent), for claims with respect to breaches of or misrepresentations in Section 3.3 (Enforceability), Section 3.10 (Taxes), Section 3.15 (ERISA) and Section 3.16 (Environmental Matters) and indemnification regarding taxes and Seller's agreement to transfer title to the Purchased Assets to Buyer free and clear of all liens other than Permitted Encumbrances (the applicable claims period, the "Indemnity Period").  The making of a claim for indemnification under this Agreement in good faith shall toll the running of the limitation period with respect to that claim.  For purposes of the preceding sentence, a claim shall be deemed made upon the receipt by Seller of a written notice of claim setting forth the amount of the claim (if known by Buyer) and a general description of the facts underlying the claim.

Section 6.3  Limitations.

(a)

Basket.  In seeking indemnification for Buyer Indemnified Losses under this Article 6, the Buyer Indemnified Persons will make no claim for Buyer Indemnified Losses unless and until such Buyer Indemnified Losses aggregate at least $65,000, inclusive of legal fees (the "Basket"), in which event such Buyer Indemnified Persons may make claims for all Buyer Indemnified Losses (including the first $65,000 thereof).  Notwithstanding anything contained herein to the contrary, the Basket will not apply (i) to any claim by any Buyer Indemnified Person for indemnification for fraud, willful misrepresentation or willful misconduct by Seller, (ii) to any claims or Buyer Indemnified Losses regarding the agreements listed in Section 3.13, item 5, of the Disclosure Schedule, or (iii) to Seller's obligations under Sections 1.2(c), 1.6 or 2.2(c).

(b)

Limitation on Liability.  The aggregate liability of Seller pursuant to this Agreement (other than for Specified Indemnified Losses as defined below) will be limited to $2,500,000.  The aggregate liability of Seller pursuant to this Agreement (including Specified Indemnified Losses) will be limited to the cash consideration actually received by Seller under this Agreement and the Notes.  For purposes of this Agreement, "Specified Indemnified Losses" shall mean liabilities directly or directly incurred, paid or accrued in connection with, resulting from or arising out of (i) any inaccuracy or misrepresentation in any of the representations or warranties given or made by Seller in Section 3.3 (Enforceability) or (ii) Seller's agreement to transfer the Purchased Assets to Buyer free and clear of all liens other than Permitted Encumbrances.  The limitations set forth in this Section 6.3 will not apply in the event of fraud, willful misrepresentation or willful misconduct by Seller.

Section 6.4  Third-Party Claims.

(a)

Notice of Third-Party Claims.  If any action, suit, or proceeding (including claims by federal, state, local, or foreign tax authorities) shall be threatened or commenced against Buyer in respect of which Buyer may demand indemnification under this Agreement, Buyer shall notify Seller to that effect with reasonable promptness after receiving written notice of the claim, action, suit, or proceeding, and Seller shall have the opportunity (provided Seller shall have acknowledged in writing that Seller is obligated under the terms of this Agreement to indemnify Buyer to defend against the action, suit, or proceeding, at Seller's sole expense, subject to the limitations set forth below) to control the defense of such action, suit or proceeding.

(b)

Defense of Claims.  If Seller elects to defend against an action, suit, or proceeding, Seller shall notify Buyer to that effect with reasonable promptness.  Buyer shall have the right to employ Buyer's own counsel and participate in the defense of the case, but the fees and expenses of Buyer's counsel shall be at the expense of Buyer, unless (i) the employment of Buyer's counsel at the expense of Seller shall have been authorized in writing by Seller in connection with the defense of the action, suit, or proceeding; or (ii) Seller shall have decided not to defend against the action, suit, or proceeding.  In the event that Buyer shall have reasonably concluded that the action, suit, or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article, Seller shall not have the right to direct the defense of the action, suit, or proceeding on behalf of Buyer, and only that portion of the fees and expenses reasonably related to matters covered by the indemnity agreement contained in this Article shall be borne by Seller.  Under no circumstances may Buyer compromise or settle a claim that is subject to indemnification by Seller without the written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(c)

Conduct of Defense.  Any party granted the right to direct the defense of a claim pursuant to this Article shall:  (i) keep the other parties to this Agreement fully informed of the action, suit, or proceeding at all stages of the matter, whether or not represented; (ii) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the action, suit, or proceeding; (iii) permit the other parties to this Agreement and their counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, or proceeding; and (iv) to the extent practicable, permit the other parties to this Agreement and their counsel an opportunity to review all legal papers to be submitted before the submission.  Subject to an appropriate confidentiality agreement, the parties shall make available to each other and each other's counsel and accountants all of the books and records relating to the action, suit, or proceeding, and each party shall render to the other any commercially reasonable assistance as may be reasonably required in order to ensure the proper and adequate defense of the action, suit, or proceeding.

Section 6.5  Claims by Buyer.  Buyer shall notify Seller in writing with reasonable promptness after the discovery of any claim upon which Buyer will demand indemnification from Seller under this Agreement.  The notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the Indemnified Loss.  Within fifteen (15) days after receipt of the notice, Seller shall either reimburse Buyer for the amount of the claim or notify Buyer of its intent to dispute the claim.  The foregoing notwithstanding, if Buyer would otherwise be entitled to indemnification under this Agreement but for Buyer's failure timely to deliver a notice and if such notice was delivered before the expiration of the applicable Indemnity Period, Buyer shall nevertheless be entitled to be indemnified under this Article unless Seller can establish that Seller has been materially prejudiced by any time elapsed or by any intervening payment, settlement, or other disposition of the claim.

Section 6.6  Setoff.  Upon notice to Seller specifying in reasonable detail the basis for a setoff, Buyer may set off any amount to which it may be entitled under Section 6.1 of this Agreement against amounts otherwise payable under Section 1.3 of this Agreement or under the Note.  The exercise of such setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or the Note, but if not ultimately determined to be justified, the rate of interest accruing on the amount of setoff by Buyer (the "Setoff Amount") during the period between the unjustified setoff and the date of payment of the Setoff Amount shall be increased to eight percent (8%) per annum.  Neither the exercise of, nor the failure to exercise such right of setoff, or to give a notice of claim pursuant to Section 6.4 will constitute an election of remedies.

ARTICLE VII

INDEMNIFICATION BY BUYER

Section 7.1  Indemnity.  Buyer shall defend, indemnify, and hold harmless Seller and Seller's affiliates engaged in the Business, and their respective officers, directors, shareholders, employees, representatives, and agents (collectively, the "Seller Indemnified Persons"), against and with respect to any and all loss, cost, damage, assessment, administrative fine or penalty, decrease in value, liability, obligation, claim, expense (including reasonable professional fees and similar expenses), or deficiency (collectively, the "Seller Indemnified Losses") from, resulting by reason of, or arising in connection with:  (a) any and all Assumed Liabilities; (b) any misrepresentation, breach, or nonperformance of any representation, warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any agreement Buyer delivered to Seller in the consummation of the transactions contemplated by this Agreement, regardless of whether the inaccuracy, misrepresentation, breach, or omission was deliberate, reckless, negligent, innocent, or unintentional; and (c) any use of the Purchased Assets and the conduct of the Business by Buyer after the Closing Date.

Section 7.2  Indemnification Period.  Seller's rights to seek indemnification under this Article shall survive for a period of eighteen (18) months after the Closing Date (other than regarding the Notes).  The making of a claim for indemnification under this Agreement in good faith shall toll the running of the limitation period with respect to that claim.  For purposes of the preceding sentence, a claim shall be deemed made upon the receipt by Buyer of a written notice of claim setting forth the amount of the claim (if known by Seller) and a general description of the facts underlying the claim.

Section 7.3  Limitations.

(a)

Basket.  In seeking indemnification for Seller Indemnified Losses under this Article 7, the Seller Indemnified Persons will make no claim for Seller Indemnified Losses unless and until such Seller Indemnified Losses aggregate at least $65,000, inclusive of legal fees (the "Buyer's Basket"), in which event such Seller Indemnified Persons may make claims for all Seller Indemnified Losses (including the first $65,000 thereof).  Notwithstanding anything contained herein to the contrary, the Buyer's Basket will not apply to any claim by any Indemnified Person for indemnification for fraud, willful misrepresentation or willful misconduct by Buyer or to Buyer's obligations to pay the Purchase Price, the Notes, or obligations under Section 2.2(c).

(b)

Limitation on Liability.  The aggregate liability of Buyer pursuant to this Agreement will be limited to $2,500,000 (excluding all obligations under the Notes).  The limitations set forth in this Section 7.3 will not apply in the event of fraud, willful misrepresentation or willful misconduct by Buyer.

Section 7.4  Third-Party Claims.

(a)

Notice of Third-Party Claims.  If any action, suit, or proceeding (including claims by federal, state, local, or foreign tax authorities) shall be threatened or commenced against Seller in respect of which Seller may demand indemnification under this Agreement, Seller shall notify Buyer to that effect with reasonable promptness after receiving written notice of the claim, action, suit, or proceeding, and Buyer shall have the opportunity (provided Buyer shall have acknowledged in writing that Buyer is obligated under the terms of this Agreement to indemnify Seller to defend against the action, suit, or proceeding, at Buyer's sole expense, subject to the limitations set forth below) to control the defense of such action, suit or proceeding.

(b)

Defense of Claims.  If Buyer elects to defend against an action, suit, or proceeding, Buyer shall notify Seller to that effect with reasonable promptness.  Seller shall have the right to employ Seller's own counsel and participate in the defense of the case, but the fees and expenses of Seller's counsel shall be at the expense of Seller, unless (i) the employment of Seller's counsel at the expense of Buyer shall have been authorized in writing by Buyer in connection with the defense of the action, suit, or proceeding; or (ii) Buyer shall have decided not to defend against the action, suit, or proceeding.  In the event that Seller shall have reasonably concluded that the action, suit, or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article, Buyer shall not have the right to direct the defense of the action, suit, or proceeding on behalf of Seller, and only that portion of the fees and expenses reasonably related to matters covered by the indemnity agreement contained in this Article shall be borne by Buyer.  Under no circumstances may Seller compromise or settle a claim that is subject to indemnification by Buyer without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(c)

Conduct of Defense.  Any party granted the right to direct the defense of a claim pursuant to this Article shall:  (i) keep the other parties to this Agreement fully informed of the action, suit, or proceeding at all stages of the matter, whether or not represented; (ii) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the action, suit, or proceeding; (iii) permit the other parties to this Agreement and their counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, or proceeding; and (iv) to the extent practicable, permit the other parties to this Agreement and their counsel an opportunity to review all legal papers to be submitted before the submission.  Subject to an appropriate confidentiality agreement, the parties shall make available to each other and each other's counsel and accountants all of the books and records relating to the action, suit, or proceeding, and each party shall render to the other any commercially reasonable assistance as may be reasonably required in order to ensure the proper and adequate defense of the action, suit, or proceeding.

Section  7.5  Claims by Seller.  Seller shall notify Buyer in writing with reasonable promptness after the discovery of any claim upon which Seller will demand indemnification from Buyer under this Agreement.  The notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the Indemnified Loss.  Within fifteen (15) days after receipt of the notice, Buyer shall either reimburse Seller for the amount of the claim or notify Seller of its intent to dispute the claim.  The foregoing notwithstanding, if Seller would otherwise be entitled to indemnification under this Agreement but for Seller's failure timely to deliver a notice and if such notice was delivered before the expiration of the applicable Indemnity Period, Seller shall nevertheless be entitled to be indemnified under this Article unless Buyer can establish that Buyer has been materially prejudiced by any time elapsed or by any intervening payment, settlement, or other disposition of the claim.

ARTICLE VIII

TERMINATION

Section  8.1  Termination.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)

By either Seller or Buyer if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured within five (5) days after the breaching party's receipt of written notice thereof;

(b)

By Buyer, if any of the conditions of Section 2.3 have not been satisfied as of December 15, 2004, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before December 15, 2004; or

(c)

By Seller, if any of the conditions in Section 2.4 have not been satisfied as of December 15, 2004, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Messrs. Brimmer and Copperud to comply with their obligations under this Agreement) and Seller has not waived such condition on or before December 15, 2004; or

(d)

By mutual consent of the Buyer and Seller.

Section 8.2  Effect of Termination.  Each party' right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise.  Any exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations of Sections 9.7 and 9.15 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX

GENERAL

Section 9.1  Definitions.  As the following terms are used in this Agreement, they shall have the following meanings:

(a)

"Ordinary and Usual Course."  As used in this Agreement, the phrases "ordinary and usual course," "ordinary and usual course of business," "ordinary course of business," and similar phrases mean activity that is performed (i) in accordance with the customary business practices and usages of trade prevailing in the industry or industries in which Seller operates, and (ii) in accordance with Seller's historical and customary practices with respect to the activity.

(b)

"Knowledge."  As used in this Agreement, the term "knowledge" shall mean the knowledge of Seller and/or its officers and directors after reasonable inquiry.

(c)

"Material Adverse Change" or "Material Adverse Effect," means any event, change, violation, inaccuracy, circumstance or effect that is, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of an entity and its subsidiaries, taken as a whole, except to the extent that any such event, change violation, inaccuracy, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), or (iii) the announcement or pendency of the purchase of the Purchased Assets pursuant to this Agreement (including any cancellation of or delays in customer orders, any reduction in sales, or any disruption in supplier, distributor, partner or similar relationships).

Section 9.2  Risk of Loss.  The risk of loss or destruction of, or damage to, the Purchased Assets (a "Loss") shall be on Seller at all times before or during the Closing.  Seller shall take all reasonable steps consistent with Seller's normal business practices to repair, replace, and restore the Purchased Assets as soon as possible after any Loss.  All insurance proceeds received by Seller with respect to any Loss shall be applied to replacement, restoration, or repair, or if not so applied before or during the Closing, shall be remitted to Buyer promptly after receipt.  Any obligation of Seller to repair, replace, and restore the Purchased Assets shall terminate immediately following the Closing or upon the termination of this Agreement.  Notwithstanding any other provision of this Section, Seller shall be entitled to retain any insurance proceeds to the extent Seller has previously expended amounts to repair, replace, or restore a Loss to the Purchased Assets before or during the Closing.

Section 9.3  Survival of Representations, Warranties, Covenants and Indemnities.  Subject to the limitations of the Indemnity Period described above, all representations, warranties, covenants, and indemnities made by any party to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party before or after the Closing.  No investigation by Buyer shall in any way affect Buyer's right to rely on the representations, warranties, and covenants of Seller set forth in this Agreement or any document executed by Seller and delivered pursuant to this Agreement.

Section 9.4  Confidentiality.  Unless otherwise required by law or by this Agreement, the parties to this Agreement shall not make any disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party or parties, except that each party may disclose the transactions contemplated by this Agreement to that party's professional advisers, to that party's institutional lenders, and to that party's management employees, to the extent that any of those persons or entities needs to know of the transactions in connection with the person's or entity's relationship with the disclosing party.

Section 9.5  Assignment and Benefits.  No party to this Agreement may assign or transfer this Agreement, either directly or indirectly, by merger, liquidation, consolidation, sale of stock, change of control, operation of law, or other means, without the prior written consent of all parties to this Agreement, except that Buyer may assign all or part of Buyer's interest in this Agreement to one or more persons or entities controlling, controlled by, or under common control with either Buyer or to any purchaser of substantially all of either of the Business transferred under this Agreement.  Any assignment of the obligations of this Agreement shall not release the assignor or any guarantor from the duty to perform that person's obligations under this Agreement.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and permitted assigns of each of the parties to this Agreement.

Section 9.6  Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by telecopy, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

To Buyer at:

With a copy to:

Aspen Surgical Products, Inc.

Mr. John Sommerdyke

6945 Southbelt Drive, S.E.

Miller, Johnson, Snell &

Caledonia, MI 49316

Cummiskey, P.L.C.

Attn:  Dan Bowen

250 Monroe, N.W., Suite 800

Fax:  (616) 583-9281

P.O. Box 306

Grand Rapids, MI 49501-0306

Fax:  (616) 988-1757

To Seller at:

With a copy to:

Mr. Kenneth Brimmer

Mr. Girard Miller

President and CEO

Lindquist & Vennum P.L.L.P.

Sterion Incorporated

4200 IDS Center

13828 Lincoln Street NE

80 South 8th Street

Ham Lake, MN  55304

Minneapolis, MN 55402

Fax:  (763) 755-9466

Fax:  (612) 371-3207

Any party may change that party's address by prior written notice to the other parties.

Section 9.7  Expenses.  Except as set forth in Section 9.15 below, each party to this Agreement shall pay that party's respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.  Seller shall pay the cost of any conveyance, transfer, excise, storage, sales, use, recording, or similar taxes or fees, if any, arising out of the sale, transfer, conveyance, or assignment of the Purchased Assets or the Business to Buyer.

Section 9.8  Entire Agreement.  This Agreement, and the exhibits and schedules (including the Disclosure Schedules) to this Agreement (which are incorporated in this Agreement by reference), and the agreements referred to in this Agreement, contain the entire agreement and understanding of the parties and supersede all prior letters of intent, agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement.

Section 9.9  Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions of this Agreement may be waived, only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance.  The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision.  No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

Section 9.10  No Third-Party Beneficiaries.  The provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon, any third party, including any employee of Buyer or Seller.

Section 9.11  Severability.  Except as otherwise specifically provided in this Agreement, this Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement.  All provisions of this Agreement shall be enforced to the full extent permitted by law.

Section 9.12  Headings.  The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or modify any of the terms or provisions of this Agreement.

Section 9.13  Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Minnesota, as applied to contracts made and to be performed in that state, without regard to conflicts of law principles.  Except for disputes arising under Section 1.2(c) which shall be resolved according to the provisions of such section, any disputes relating to or arising under this Agreement shall be resolved (i) in state or federal court in Minneapolis or St. Paul, Minnesota if Buyer institutes a legal proceeding to resolve any such dispute, or (ii) in state or federal court in Grand Rapids, Michigan if Seller institutes any such legal proceeding.

Section 9.14  Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party by virtue of having drafted this Agreement or any provision hereof.  Unless otherwise expressly provided, the words "include" and "including" (and variations of those words) whenever used in this Agreement shall not limit the preceding words or terms.

Section 9.15  Break-Up Fees.  If the Closing does not occur on or before November 11, 2004 because of Buyer's failure or inability to obtain financing for the transaction contemplated by this Agreement, then Buyer will promptly pay to Seller a termination fee of One Hundred Thousand Dollars ($100,000).

Section 9.16  Counterparts.  This Agreement may be signed in original or by facsimile in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one complete document.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed signature page.

In Witness Whereof, the parties hereto have signed this Asset Purchase Agreement as of the date first written above.

ASPEN SURGICAL PRODUCTS, INC.

By:  /s/  Daniel J. Bowen

Daniel J. Bowen, President

"Buyer"

STERION INCORPORATED

By: /s/  Kenneth Brimmer

Kenneth Brimmer, Chief Executive Officer

"Seller"

The undersigned will use his reasonable best efforts to take all actions and do all things necessary, proper or advisable in order to cause Seller to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in Section 2.4 and voting in favor of the transactions contemplated by this Agreement pursuant to the Shareholder Consent as defined in Section 2.4(d)).

Dated:  November 8, 2004

/s/  Kenneth Brimmer

Kenneth Brimmer

Dated:  November 8, 2004

/s/  Gary Copperud

Gary Copperud